Exhibit 99.1

Gordmans Stores, Inc. Updates Outlook

Company to Participate in 15th Annual ICR XChange Conference

OMAHA, NE – January 14, 2013 — Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today updated its outlook for the fourth quarter ending February 2, 2013.

The Company announced that fourth quarter comparable sales through January 12, 2013 declined 4.6%. Based on this performance, the Company now expects net revenue for the fourth quarter of fiscal 2012, a fourteen week quarter compared to the thirteen week fourth quarter of fiscal 2011, to be approximately $203 million, compared with $185 million in the prior year period and previous guidance of $213 to $215 million. In addition, the Company expects diluted earnings per share to be in the range of $0.35 to $0.37, compared with $0.53 in the prior year period and previous guidance of $0.58 to $0.61.

Jeff Gordman, President and Chief Executive Officer of Gordmans, stated, “Our comparable store sales declined due in part to our seasonal businesses, which suffered disproportionately greater sales decreases, as well as merchandise offerings in several categories that lacked sufficient breadth of selection. We are aggressively managing inventories to ensure that we are well positioned as we transition into the first quarter of fiscal 2013, which will negatively impact our margins for the fourth quarter.”

Gordman added, “Comparable store sales for January month to date are up mid-single digits. In addition, we are encouraged by the performance of our new stores opened in 2008 through 2012, as in the aggregate they continue to perform above our new store model in both sales and operating profit. We opened nine new stores in fiscal 2012, a 50% increase in new locations from the previous year and the most stores that we have opened since 2005, and entered 4 new markets: Salt Lake City; Ogden, UT; Boise, ID; and Indianapolis. Our expansion plans for 2013 include 10 new stores in six new and two existing markets. Including these locations, we will have increased our store base by nearly 40% over a three year period to 93 stores from 68 locations at the end of fiscal 2010.”

The Company also announced that Jeff Gordman will present at the 15th Annual ICR XChange Conference on Wednesday, January 16, 2013 at 8:50 am Eastern Time. A live broadcast of the presentation may be accessed at http://investor.gordmans.com/events.cfm. Interested parties are advised to log on to the live webcast at least fifteen minutes prior to the presentation in order to download the necessary software.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 83 stores in 18 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; and (6) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey

(203) 682-8200